                                                            TWC DRAFT 02/16/2001


                           HTVN AFFILIATION AGREEMENT

         This Affiliation Agreement (this "AGREEMENT") dated as of March 5, 2001 by and between TIME WARNER CABLE, a Division of Time Warner Entertainment Company, L.P., a Delaware partnership ("AFFILIATE"), and Hispanic Television Network Inc., the owner and operator of the Hispanic Television Network, a Delaware corporation ("Network").

         In consideration of the mutual covenants hereinafter set forth, Network and Affiliate agree as follows:

         1.       GRANT OF RIGHTS.

                  (a) Network hereby grants to Affiliate the non-exclusive right and license to exhibit and distribute the Service (as defined in Section 3(a)) (whether in its current analog format or in any other format now known or hereafter devised, whether digitized, compressed, modified, replaced or otherwise manipulated) by any means of transmission in the Operating Areas including, without limitation, the right to sublicense to third party distributors.

                  (b) As used herein, the following terms shall have the meanings set forth herein:

                        (i) "OPERATING AREAS" shall mean, collectively, all of those geographic areas in which, from time to time, a TWC System (as defined in Section 1(b)(iii)) is authorized by the appropriate governmental agency, authority or instrumentality (if required) to operate an audio or video distribution facilities and in which such system is operating or is obligated to operate or become operational, all counties containing any such geographic areas or portion thereof and all counties adjacent thereto.

                        (ii) "TWC COMPANY" shall mean each of Affiliate, AOL Time Warner Inc. ("TWI"), Time Warner Entertainment Company, L.P. ("TWE"), Time Warner Entertainment-Advance/Newhouse, L.P. ("TWEAN"), TWI Cable Inc. ("TWIC") or Paragon Communications, or any other corporation, partnership, joint venture, trust, joint stock company, association, unincorporated organization (including a group acting in concert) or other entity of which Affiliate, TWI, TWE, TWEAN, TWIC or Paragon Communications, directly or indirectly, owns at least twenty five percent (25%) of the equity.

                        (iii) "TWC SYSTEM" shall mean a cable television system or a group of cable television systems (whether designated as divisions or otherwise) (A) which is managed by a Time Warner Company (as defined in
Section 1(b)(ii) or (B) of which Affiliate, TWI, TWE, TWEAN, TWIC or Paragon Communications, directly or indirectly, owns or has the right to become an owner of at least twenty five percent (25%) of the equity.

         2. TERM. The term of this Agreement shall be ten (10) years commencing on the date hereof (the "INITIAL TERM"). This Agreement shall automatically renew for additional one (1) year periods (each, a "RENEWAL TERM") thereafter unless Affiliate notifies Network by certified or registered mail at least ninety
(90) days prior to the expiration of the Initial Term or, if applicable, the then-current Renewal Term, that Affiliate desires to terminate this Agreement. The Initial Term and each Renewal Term, if any, shall be collectively referred to herein as the "TERM".

         3.       CONTENT OF THE SERVICE.

                  (a) THE SERVICE. The "SERVICE" is, and throughout the Term, shall be, 24-hour a day, advertiser supported, satellite-delivered video programming service known as "Hispanic Television Network" or "HTVN" which shall at all times consist solely of general entertainment programming in the Spanish language which is targeted to the Mexican and Latin American audiences, and which shall include programs of the following types: movies, variety shows, sports programming, news and talk shows, children's programs, comedy and music programs. In no event shall the amount of the Service's programming comprising any single category set forth in the foregoing sentence dominate the Service to such extent that the Service would be characterized by a reasonable third party as a service of a single category type (e.g., the Service shall not be characterized as a "movie channel" or a "news service"). Not less than 50% of the Service programming shall previously have been distributed to television audiences in the United States. The Service shall at all times during the Term be similar (in terms of the nature, content, type, quality of programs and the relative quantity of different types of programs) in all material respects to the programming set forth in the cable television program schedule attached hereto as Exhibit A. The Service shall not contain any shop-at-home programming, "infomercials" or other paid programming, as such terms are commonly understood in the cable television industry.

                  (b) VERTICAL BLANKING INTERVAL. Network represents and covenants that all of the signal distribution capacity contained within the analog bandwidth of the signal for the Service and the appropriate equivalent portion of the digital signal for the Service (including, without limitation, an MPEG private data stream) (other than traditional television video and audio signals), including, without limitation, the vertical blanking interval and audio subcarriers and any other portions of the bandwidth that may be created or made useable as a result of the digitization or compression or other non-analog formatting of the signal (collectively, "NON-TRADITIONAL AND VBI SIGNALS"), is not essential to or a part of the Service or necessary for the delivery or distribution of the Service. Network acknowledges and agrees that any and all rights in and to any and all Non-Traditional and VBI Signals and the use thereof are and will be held exclusively by Affiliate and the TWC Systems and that nothing contained herein shall restrict Affiliate or the TWC Systems from using any and all Non-Traditional and VBI Signals by any means or for any purpose so long as such use does not materially degrade or interfere with the quality of the video and audio signal for the Service. Notwithstanding the foregoing, Affiliate agrees that, provided there is no incremental cost to Affiliate, the TWC Systems or subscribers, Network may use the Non-Traditional and VBI Signals for the purpose of providing, with respect to current programming appearing on

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

the Service, closed-captioning for the hearing-impaired and up to one (1) second language audio feed to Affiliate's and or the TWC Systems' subscribers.

                  (c) NO EMBEDDING. Except as otherwise agreed in writing, Affiliate shall not be obligated to distribute any material or information contained or embedded in or around any portion of the feed (whether analog or digital) provided to Affiliate (the "SIGNAL") for the Service that is not essential to and a part of the Service programming. Network further agrees that: (i) it shall not embed any material or information into or around any portion of the Signal that cannot be removed and/or blocked by Affiliate or at any TWC System head end (which is expressly permitted hereunder); and (ii) it shall provide Affiliate with written notice of its intention to embed any information in or around such Signal at least ninety (90) days prior to the commencement of such embedding or at the time of execution of this Agreement if it is presently intending to embed such information within ninety (90) days following the date of such execution.

                  (d) Network represents, warrants and covenants that, during the Term, it shall, at its sole expense, include as part of the signal of the Service closed-captioning to the full extent required by law and to the extent required to ensure that Affiliate and the TWC Systems are in compliance with any and all laws requiring closed captioning regardless of whether such law imposes the obligation to ensure the inclusion of closed captioning on Network, Affiliate or a third party. Without limiting the foregoing, Network shall ensure that the Service meets any and all benchmarks for captioning programming as set forth in Part 79 of Federal Communications Commission regulations. Network acknowledges and agrees that neither Affiliate, any TWC System, nor any third party distributor hereunder shall have any liability in connection with Network's failure to prepare, insert or include closed-captioning in the Service as required by this Section 3(d)

         4. CARRIAGE. Affiliate may carry the Service on any tier or level of service.

         5.       DELIVERY OF SERVICE.

                  (a) TRANSMISSION AND RECEPTION. Network shall, at its sole cost and expense, deliver an audio and video signal of the Service in a format and manner acceptable to Affiliate (in its sole discretion) which signal is fully encoded and scrambled utilizing technology, standards, practices and procedures which are generally accepted throughout the cable television industry. Network represents, warrants and covenants to Affiliate that no facilities or equipment are necessary for the reception and distribution of the Service by Affiliate as contemplated herein other than such facilities or equipment presently utilized by Affiliate and at the TWC System head ends.

                  (b) SIGNAL QUALITY. Network shall deliver to Affiliate and each TWC System an audio and video signal for the Service of a quality at least as high as the quality of the audio and video signal delivered with respect to widely distributed cable television programming services.

                  (c) ALTERED SIGNAL. Network hereby grants Affiliate the right to receive the signal of the Service, to digitize, compress, modify, replace or otherwise technologically manipulate the signal, and to transmit the signal as so altered (the "ALTERED SIGNAL") for redistribution to terrestrial or other reception sites capable of receiving and utilizing the Altered Signal; provided, that no such alteration, transmission, redistribution, reception or other use will cause a material adverse change in a viewer's perception of the principal video or principal audio presentation of the Service. Network shall not change or otherwise deliver the signal of the Service or any programming contained therein in such a way as to technically or technologically defeat, or otherwise interfere with, Affiliate's or the TWC Systems' rights under this Section. In the event that Network interferes with or otherwise prevents receipt, digitization, compression, modification, replacement, utilization or manipulation of the signal of the Service by Affiliate or the TWC Systems pursuant to the terms of this Section, then in addition to any other rights at law or equity Affiliate shall have the right to immediately discontinue carriage of the Service hereunder.

         6. DISTRIBUTION OF THE SERVICE. Affiliate shall have no obligation to commence offering the Service at any time or in any TWC System. Affiliate may elect to distribute or exhibit the Service on a full time or part time basis. Affiliate may cease carriage of the Service at any time and in any or all TWC Systems upon sixty (60) days' prior written notice to Network.

         7. LICENSE FEES. Network agrees to provide each TWC System that launches the Service a one-year free period from date of launch. Thereafter, Affiliate shall pay Network license fees in accordance with Exhibit B attached hereto and made a part of hereof. License fees shall be due within 45 days after the end of the applicable month and payment of such fees shall be accompanied by a report listing the TWC Systems that carry the Service and the number of Service subscribers in each such TWC System.

         8. PROMOTIONAL MATERIALS. Network shall provide to Affiliate and the TWC Systems, upon request, reasonable quantities of Network's then-available promotional, marketing and sales material with respect to the Service. Affiliate shall have the right to use Network's names and marks in routine promotional materials, such as printed and electronic program guides, program listings, on web sites and bill stuffers. Network shall not use any of the names or marks of Affiliate or any Time Warner Company without the prior written consent of Affiliate.

         9. NETWORK REPRESENTATIONS, WARRANTIES AND COVENANTS. Network represents, warrants and covenants that it has and will have the right to grant the licenses granted herein, free and clear of all liens, restrictions, charges, claims and encumbrances, that it has obtained and will maintain all licenses, permits, exemptions, authorizations and consents necessary to fully perform this Agreement and that neither the Service nor any programming contained therein: (i) is or will be libelous, slanderous, obscene, defamatory or indecent; or (ii) violates or infringes or will violate or infringe the civil or property rights, copyrights (including, without limitation, music synchronization and performance rights and dramatic and non-dramatic music rights), trademark rights, patent rights or rights of privacy of any person. Without limiting the foregoing,

Network represents, warrants and covenants that it has and will have a "through-to-the-viewer license" (as such term is commonly understood in the industry) with respect to music performance rights contained in the Service.

         10.      INSURANCE. Network represents, warrants and covenants that
(i) it has obtained broadcaster's errors and omissions insurance covering the Service and all elements thereof from a nationally recognized insurance carrier and in accordance with industry standards of no less than Five Million Dollars ($5,000,000) per occurrence; (ii) such insurance shall remain in full force and effect throughout the Term; (iii) Affiliate shall be named as an additional insured and loss payee on the insurance policy and such policy shall provide that the proceeds thereof shall be payable to Affiliate; (iv) Network shall provide Affiliate with documentation to such effect upon the execution hereof; (v) at least thirty (30) days prior to the expiration of such policy Network shall provide Affiliate with appropriate proof of issuance of a policy continuing in force and effect the insurance covered by the policy so expiring; and (vi) Network shall provide Affiliate with thirty (30) days written notice of any changes in such policy.

         11. INDEMNIFICATION. Network shall indemnify Affiliate and each TWC System, each of their direct and indirect owners, and each of their respective affiliates (including controlling persons and related companies), subdistributees, officers, directors, shareholders, employees and agents for, and shall hold them harmless from and against, any and all losses, settlements, claims, actions, suits, proceedings, investigations, judgments, awards, damages and liabilities (collectively, "LOSSES" and, individually, a "LOSS") which are sustained or incurred by or asserted against any of them and which arise out of (i) any breach or alleged breach of this Agreement by Network or (ii) the Service, the content thereof or programming contained therein or the delivery or distribution thereof (including, without limitation, any Loss arising out of libel, slander, defamation, indecency, obscenity, invasion of right of privacy or infringement or violation of copyrights, music synchronization or performance rights, dramatic or non-dramatic music rights, trademark rights or patent rights) and shall reimburse them for any and all legal, accounting and other fees, costs and expenses (collectively, "EXPENSES") reasonably incurred by any of them in connection with investigating, mitigating or defending any such Loss. The provisions of this Section 11 shall apply, without limitation, to Losses asserted by Affiliate against Network.

         12. ALTERNATE DISTRIBUTION. Without Affiliate's prior written consent, Network shall not exhibit or distribute, and shall not permit any third party to exhibit or distribute, all or any portion of the Service, or any programming comprising a portion of the Service: (i) via the "Internet" or over any local or wide area computer network (unless such computer network is maintained by Network or another party for use in producing or distributing the relevant Service), whether for a fee or otherwise, including in multimedia, interactive, three-dimensional or other augmented or enhanced format; or (ii) via any broadcast or cable programming service other than the relevant Service, whether simulcast, time-shifted, repackaged or distributed through any "video on demand" mechanism; PROVIDED, HOWEVER, that nothing contained herein shall prevent Network from exhibiting or distributing, or granting any third party the right to exhibit or distribute, segments of the Service or segments of programming comprising a portion of the Service in the above manner so long as (x) no such segment is of a duration greater than ten
(10) minutes), (y) no more than two (2) of such segments exhibited or distributed during any calendar day are taken from the same program, and (z) the total duration of all such segments exhibited or distributed during any calendar day does not exceed sixty (60) minutes per day.

         13. MOST FAVORED NATIONS. (a) If Network has agreed to provide, at any time agrees to provide or at any time provides the Service, directly or indirectly, pursuant to any Agreement, understanding or arrangement (whether oral or written, whether formal or informal, whether on a short or long term basis) to any third party at any time during the Term under any term or condition which is more favorable than set forth in this Agreement (each a "MORE FAVORABLE TERM"), Network shall give written notice thereof to Affiliate and, at Affiliate's election, this Agreement shall be deemed to have been modified so that Affiliate receives any such More Favorable Term from the date on which first provided to such third party (or, if now being provided, from the date hereof) and thereafter for so long as any such More Favorable Term continues to be provided to such third party.

                  (b) On each anniversary date of the date of this Agreement, Network shall provide to Affiliate a written statement certifying that Network has complied with its obligations set forth in Paragraph 13(a) which statement shall be signed by its CEO and General Counsel (or outside counsel (as applicable).

         14.      MISCELLANEOUS.

                  (a) GOVERNING LAW. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of New York. The respective obligations of the parties under this Agreement are subject to all applicable federal, state and local laws, rules and regulations (including, without limitation, the Communications Act of 1934, as amended, the Cable Communications Policy Act of 1984, as amended, and the rules and regulations of the Federal Communications Commission thereunder).

                  (b) JURISDICTION/SERVICE OF PROCESS. Each party agrees that any proceeding arising out of or relating to this Agreement or the breach or threatened breach of this Agreement may be commenced and prosecuted exclusively in any federal or state court located in the City of New York, State of New York. Each party consents and submits to the personal jurisdiction of any such court in respect of any such proceeding. Each party hereby consents to service of process upon it with respect to any such proceeding by registered mail, return receipt requested, and by any other means permitted by applicable laws and rules. Each party waives any objection that it may now or hereafter have to the laying of venue of any such proceeding in any state or federal court in the City of New York and any claim that it may now or hereafter have that any such proceeding in any such court has been brought in an inconvenient forum. Each party waives trial by jury in any such proceeding.

                  (c) ENTIRE AGREEMENT/AMENDMENTS. This Agreement contains the entire understanding of the parties relating to the subject matter hereof. No modification or amendment of, or waiver under, this Agreement shall be binding upon a party unless set forth in a written instrument executed and delivered on behalf of each party by, in the case of Network, an officer of Network and, in the case of Affiliate, by its Senior Vice President, Programming, Senior

Executive Vice President, President or Chairman (each an "AUTHORIZED PERSON"); PROVIDED, HOWEVER, that any Authorized Person may, by written authorization, designate another person to execute and deliver such an instrument. Unless authorized in writing pursuant to the preceding proviso, the employees and officers of Affiliate's regional divisions and TWC Systems are not Authorized Persons.

                  (d) FORCE MAJEURE. Neither party shall have any liability to the other party for any failure to perform hereunder, if such failure is due to: an act of God; inevitable accident; fire; lockout; strike or other labor dispute; riot or civil commotion; act of government or government instrumentality (whether federal, state or local); act of terrorism; failure of performance by a common carrier; failure in whole or in part of technical facilities; or other cause (excluding financial inability or difficulty of any kind) beyond such party's reasonable control.

                  (e) NOTICES. All notices required to be given hereunder shall be in writing to the appropriate party at its address set forth herein or at such other address as may be given by notice hereunder.

                  (f) SURVIVAL. Each of the representations and warranties set forth herein and the provisions of Sections 11 and 14 shall survive the expiration or termination of this Agreement.

                  (G) COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument.

                  (H) CONSEQUENTIAL DAMAGES. Affiliate shall not be liable to Network or any third party for any special, indirect, incidental, punitive or consequential damages or for loss of profits, revenues, data or services, regardless of whether such damage or loss was foreseeable.

         15. ADVERTISING AVAILS. Network may include a total of no more than 14 minutes of commercial announcement availabilities, promotional announcements, public service announcements and other non-programming material (collectively "Commercial Announcement Time") in each hour of the Service programming. Network shall make available to Affiliate for its use not less than 2 minutes per hour of such Commercial Announcement Time, equally distributed throughout each hour of the Service and in time blocks of one minute or two minutes each. Network shall properly tone switch via inaudible signals all Affiliate's Commercial Announcement Time to enable Affiliate to insert its Commercial Announcement Time using then standard cable television industry equipment.

         16. LOCAL PROGRAMMING. Notwithstanding anything contained in this Agreement to the contrary, Affiliate shall have the right to preempt up to one 1/2 block per day of the Service and to insert in its place a daily topical locally-produced program which may consist of news,

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sports, information, business, financial, feature or public affairs programming derived from local or regional events of general interest to the local or regional Hispanic community.

         17. TERMINATION. In addition to its other rights at law or in equity, a party may terminate this Agreement on written notice to the other party if: (i) the other party breaches any material term of this Agreement, but if the breach is curable, then the non-breaching party may not exercise its termination right unless the breach remains uncured within thirty (30) days of the notice of termination; (ii) the other party becomes insolvent, files a petition in bankruptcy or seeks relief under any similar law related to its financial condition; or (iii) any person files an involuntary petition in bankruptcy against the other party, or seeks relief under any similar law related to the other party's financial condition, unless the involuntary petition is dismissed or relief is denied within thirty (30) days after it has been filed or sought.

         18. Nothing contained herein shall prohibit Affiliate from providing subscribers with VCR-like functionality in respect of the Service programming, such as the ability to "time-shift" store, pause or rewind programming, via set top boxes, other equipment or via Affiliate's physical plant, each of which is expressly permitted hereunder.




HISPANIC TELEVISION NETWORK, INC.       TIME WARNER CABLE, a Division of
                                        Time Warner Entertainment Company, L.P.

/s/ Michael Fletcher                    /s/ Fred Dressler
Name:                                   Name:
Title:                                  Title:


Address for Notice:                     Address for Notice:


6115 AIRPORT FREEWAY                    290 Harbor Drive
FT. WORTH, TX  76117                    Stamford, CT  06902
ATTN: PRESIDENT                         Attn: Senior Vice President, Programming
                                        &  Senior Vice President/General Counsel

                                                                       EXHIBIT A



                            SERVICE PROGRAM SCHEDULE

                                                                       EXHIBIT B


              MONTHLY LICENSE FEES. Affiliate shall pay (except as set forth below) monthly license fees per Service subscriber as follows:

         (a) If a System carries the Service on the BST or CPST level of Service, the following license fees shall apply:



                               Calendar Year                   Rate
                               -------------                   -----
                               2001                            Free
                               2002                            .03
                               2003                            .04
                               2004                            .05
                               2005                            .05
                               2006                            .05
                               2007                            .05
                               2008                            .05
                               2009                            .05
                               2010                            .05
                               2011                            .05


         (b) If a System carries Service on a tier or level of Service that is less highly penetrated then the CPST, the following license fees shall apply:



                               Calendar Year                   Rate
                               -------------                   -----
                               2001                             .08
                               2002                            .085
                               2003                             .09
                               2004                            .095
                               2005                             .10




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

                               2006                            .105
                               2007                             .11
                               2008                             .11
                               2009                             .11
                               2010                             .11
                               2011                             .11


         (c) VOLUME DISCOUNT. The license fees set forth above shall be reduced by the volume discount formula set forth below:



           IF THE AGGREGATE NUMBER OF SERVICE                 THEN THE % DISCOUNT FROM
           ----------------------------------                 ------------------------
           SUBSCRIBER IS:                                     THE APPLICABLE LICENSE FEE SHALL BE:
           --------------                                     ------------------------------------
           0 - LESS THAN 5 Million                                       (0.00%)
           .5 Million - LESS THAN 1 Million                              (2.5%)
           1 Million - LESS THAN 1.5 Million                             (5%)
           2 Million - LESS THAN 2 Million                               (7.5%)
           2.5 Million - LESS THAN 3 Million                             (10%)
           3 Million - LESS THAN 3.5 Million                             (12.5%)
           3.5 Million - LESS THAN 4 Million                             (17.5%)
           4 Million - LESS THAN 4.5 Million                             (20.00%)
           4.5 Million - LESS THAN 5 Million                             (21.25%)
           5 Million - LESS THAN 5.5 Million                             (22.50%)
           5.5 Million - LESS THAN 6 Million                             (23.75%)
           6 Million - LESS THAN 6.5 Million                             (25.00%)
           6.5 Million - LESS THAN 7 Million                             (26.25%)
           7 Million - LESS THAN 7.5% Million                            (27.50%)
           7.5 Million - LESS THAN 8 Million                             (28.75%)
           8 Million - LESS THAN 8.5 Million                             (30.00%)
           8.5 Million - LESS THAN 9 Million                             (31.25%)
           9 Million - LESS THAN 9.5 Million                             (32.50%)
           9.5 Million - LESS THAN 10 Million                            (33.75%)
           10 Million +                                                  (35.00%)


The above discount rate shall become effective for all Service subscribers during the month the aggregate Service subscriber count totals the number of Service subscribers indicated.



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